SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)
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REPROS THERAPEUTICS INC.
(Name of Registrant as Specified In Its Charter)
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Repros Therapeutics Inc.
2408 Timberloch Place, Suite B-7
The Woodlands, Texas 77380
April 11, 2008
TO OUR STOCKHOLDERS:
     You are cordially invited to attend our 2008 annual meeting of stockholders to be held on Wednesday, May 14, 2008, at 1:00 p.m., Eastern Daylight Time, at the Marriott New York East Side Hotel, 525 Lexington Avenue, New York, New York. A notice of the annual meeting, proxy statement and form of proxy are enclosed with this letter.
     We encourage you to read the notice of the annual meeting and proxy statement so that you may be informed about the business to come before the meeting. Your participation in our business is important, regardless of the number of shares that you hold. To ensure your representation at the meeting, please promptly sign and return the accompanying proxy card in the postage-paid envelope. We urge you to vote regardless of whether you expect to attend the annual meeting so that we may ensure that a quorum is present.
     We look forward to seeing you on May 14, 2008.

Sincerely,
/s/ Joseph S. Podolski
Joseph S. Podolski
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS
TO BE HELD MAY 14, 2008
To our stockholders:
     The annual meeting of stockholders of Repros Therapeutics Inc. will be held on Wednesday, May 14, 2008, at 1:00 p.m., Eastern Daylight Time, at the Marriott New York East Side Hotel, 525 Lexington Avenue, New York, New York, for the following purposes:
1.	To elect a board of seven directors, each to serve until our next annual meeting of stockholders or until their respective successors have been duly elected and qualified;

2.	To ratify and approve the appointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm for our fiscal year ending December 31, 2008; and

3.	To act on such other business as may properly come before the annual meeting or any adjournments thereof.
     Only stockholders of record at the close of business on March 18, 2008 will be entitled to notice of and to vote at the annual meeting.
     It is important that your shares be represented at the annual meeting regardless of whether you plan to attend. THEREFORE, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE. If you are present at the annual meeting, and wish to do so, you may revoke the proxy and vote in person. In order to be able to have your vote counted at the annual meeting, you need to have written documentation that you are a record holder or, if you own your shares through a brokerage or other type account, written documentation from the account holder that you are the beneficial owner of the shares you are voting.

By Order of the Board of Directors,
/s/ Louis Ploth, Jr.
Louis Ploth, Jr.
Secretary

The Woodlands, Texas
April 11, 2008

SOLICITATION AND REVOCABILITY OF PROXIES
PURPOSES OF THE MEETING
QUORUM AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL NUMBER 1:
CORPORATE GOVERNANCE
AUDIT COMMITTEE REPORT
COMPENSATION AND OPTION COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL NUMBER 2:
PROPOSALS OF STOCKHOLDERS
FINANCIAL INFORMATION

Repros Therapeutics Inc.
2408 Timberloch Place, Suite B-7
The Woodlands, Texas 77380

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 14, 2008
SOLICITATION AND REVOCABILITY OF PROXIES
     Our board of directors is soliciting your proxy to be voted at our annual meeting of stockholders to be held on Wednesday, May 14, 2008, at 1:00 p.m., Eastern Daylight Time, at the Marriott New York East Side Hotel, 525 Lexington Avenue, New York, New York, for the purposes set forth in the accompanying notice of annual meeting of stockholders, and at any adjournment(s) of the annual meeting. If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the annual meeting in accordance with the directions noted thereon or, if no direction is indicated, it will be voted in favor of the proposals described in this proxy statement. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the annual meeting. Our board of directors is not currently aware of any such other matters.
     Each of our stockholders has the unconditional right to revoke his or her proxy at any time prior to its exercise, either in person at the annual meeting or by written notice to our Secretary at Repros Therapeutics Inc., 2408 Timberloch Place, Suite B-7, The Woodlands, Texas 77380. No revocation by written notice will be effective unless such notice has been received by our Secretary prior to the day of the annual meeting or by the inspector of election at the annual meeting. If you are present at the annual meeting, in order to be able to have your vote counted at the annual meeting and thus, to revoke your prior valid vote, you need to have written documentation that you are a record holder or, if you own your shares through a brokerage or other type account, written documentation from the holder of record that you are the beneficial owner of the shares you are voting.
     Our principal executive offices are located at 2408 Timberloch Place, Suite B-7, The Woodlands, Texas 77380. This proxy statement and the accompanying notice of annual meeting of stockholders and proxy are being mailed to our stockholders on or about April 11, 2008.
     We have retained Morrow & Co., Inc., a proxy solicitor, to solicit proxies by mail, in person or by telephone, at an estimated cost of $5,000 plus reimbursement of reasonable out of pocket expenses. In addition to the solicitation of proxies by use of this proxy statement, our directors, officers and employees may solicit the return of proxies by mail, personal interview, telephone or the internet. Our officers and employees will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.
     We will bear all costs of preparing, printing, assembling and mailing the notice of annual meeting of stockholders, this proxy statement, the enclosed form of proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

PURPOSES OF THE MEETING
     At the annual meeting, our stockholders will be asked to consider and act on the following matters:
1.	Electing a board of seven directors, each to serve until our next annual meeting of stockholders or until their respective successors have been duly elected and qualified;

2.	Ratifying and approving the appointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm for our fiscal year ending December 31, 2008; and

3.	Acting on such other business as may properly come before the annual meeting or any adjournments thereof.
QUORUM AND VOTING
     The close of business on March 18, 2008 has been fixed as the record date for the determination of stockholders entitled to vote at the annual meeting and any adjournment(s) thereof. As of the record date, we had 12,774,904 shares of common stock issued and outstanding.
     Each stockholder of record of common stock will be entitled to one vote per share on each matter that is called to vote at the annual meeting. Shares of common stock may not be voted cumulatively.
     The presence, either in person or by proxy, of holders of shares representing a majority of the common stock entitled to be cast at the annual meeting is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes occur when a broker or other nominee does not have discretionary authority to vote the shares with respect to a particular matter and has not received voting instructions from the beneficial owner with respect to that matter. A plurality vote is required for the election of directors. Accordingly, if a quorum is present at the annual meeting, the seven persons receiving the greatest number of votes cast at the annual meeting will be elected to serve as directors. Thus, abstentions and broker non-votes will not affect the outcome of the election of directors.
     All other matters to be voted on will be decided by the vote of the holders of shares representing a majority of the votes present or represented at the annual meeting and entitled to vote on such matter. Shares represented at the meeting but that abstain with respect to these proposals will be considered in determining whether the requisite number of affirmative votes are cast on such matter. Accordingly, such abstentions will have the same effect as a vote against ratification of the reappointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm. Broker non-votes will not be treated as shares represented at the meeting and entitled to vote for purposes of these proposals, and therefore will have no effect.
     All proxies that are properly completed, signed and returned prior to the annual meeting will be voted. Any proxy given by a stockholder may be revoked at any time before it is exercised by the stockholder by (i) filing with our Secretary an instrument revoking it, (ii) executing and returning a proxy bearing a later date or (iii) attending the annual meeting and expressing a desire to vote his or her shares of common stock in person. If you wish to vote in person at the meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the meeting. Votes will be counted by Computershare Trust Company, N.A., our transfer agent and registrar.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table presents certain information regarding the beneficial ownership of our common stock as of March 18, 2008 by:
•	each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock;

•	each director and nominee for director;

•	each executive officer named in the Summary Compensation Table under the heading “Executive Compensation;” and

•	all directors and executive officers as a group.

	Amount and
	Nature of
	Beneficial
	Ownership of		Percentage of
Name of Beneficial Owner	Common Stock(1)		Class(2)

Efficacy Biotech Master Fund Ltd.	2,580,013	(3)	20.2%
11622 El Camino Real, Suite 100 San Diego, California 92130

Visium Asset Management, LP.	1,180,687	(4)	9.2%
950 Third Avenue New York, New York 10022

Great Point Partners, LLC	850,000	(5)	6.7%
165 Mason Street, 3rd Floor Greenwich, Connecticut 06830

Franklin Resources, Inc.	667,000	(6)	5.2%
One Franklin Parkway San Mateo, California 94403

Daniel F. Cain	62,000	(7)	*
Jean L. Fourcroy, M.D., Ph.D., M.P.H.	60,000	(7)	*
Jeffrey R. Harder	56,091	(8)	*
Nola E. Masterson	55,600	(9)	*
Joseph S. Podolski	500,367	(10)	3.8%
Louis Ploth	290,248	(11)	2.2%
David Poorvin, Ph.D.	55,000	(9)	*
Andre van As, Ph.D.	31,243	(12)	*
Ronald Wiehle, Ph.D.	194,841	(13)	1.5%
All directors and executive officers as a group (9 persons)	1,305,390	(7)-(13)	9.4%

*	Does not exceed 1%.

(1)	Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by such persons.

(2)	In accordance with SEC rules, each beneficial owner’s percentage ownership assumes the exercise of all options held by such person that are exercisable within 60 days after March 18, 2008.

(3)	Based solely on information contained in a Schedule 13D dated March 12, 2008, Efficacy Biotech Master Fund Ltd. shares voting and dispositive power with respect to all of the shares listed above with (i) Efficacy Capital Ltd. (“Efficacy”) which acts as investment adviser with investment discretion on behalf of Efficacy Biotech Master Fund and (ii) Mark Lappe and Jon Faiz Kayyem, who are managing partners of Efficacy Capital. In addition, Efficacy Biotech Fund, L.P. and Efficacy Biotech Fund Limited each have an indirect interest in all of the shares as a result of their ownership interests in Efficacy Biotech Master Fund.

On January 9, 2008, we entered into a standstill agreement with Efficacy, whereby Efficacy agreed, among other things, that it would not (i) acquire shares of our common stock that would result in its aggregate beneficial ownership exceeding 33% of our outstanding shares of common stock or (ii) vote shares of our common stock in any manner other than in accordance with the recommendations of a majority of our board of directors who are not also officers or employees and not the director designated by Efficacy, or, if no such recommendation is made, in the same proportion as the votes cast by other holders of our common stock. The standstill agreement is effective as of the date thereof and terminates upon the earlier to occur of (i) the date on which Efficacy beneficially owns less than 18% of the then outstanding shares of our common stock, (ii) a change of control of our company, (iii) the execution of a definitive agreement by us that, if consummated, would result in a change of control, or (iv) our written consent releasing Efficacy from the standstill agreement (the “Standstill Period”). During the Standstill Period, we agreed to (i) appoint Mark Lappe to be a member of our board of directors following his request, (ii) at each meeting of our shareholders at which directors are to be elected, nominate such individual for election to our board of directors following his request, and (iii) provide Efficacy with a right to have one non-voting representative attend all meetings of our board of directors, subject to certain qualification and exceptions. On the same date and in connection with the standstill agreement, we amended our Rights Agreement dated as of September 1, 1999, as amended, to, among other things, provide that Efficacy and any affiliate or associate of Efficacy shall be considered an exempt person to the extent that Efficacy becomes a beneficial owner of no more than 33% of our common stock then outstanding, provided the standstill agreement between Efficacy and us is in effect.

(4)	Based solely on information contained in a Schedule 13G/A dated February 12, 2008, Visium Asset Management, LP has sole voting and dispositive power with respect to all of the shares listed above. JG Asset, LLC, which is the general partner to Visium Asset Management, LP, and Jacob Gottlieb, who is the managing member of JG Asset, may be deemed to beneficially own all of the shares as a result of their ownership interests, whether direct or indirect, in Visium Asset Management.

(5)	Based solely on information contained in a Schedule 13G dated February 14, 2008, Great Point Partners, LLC shares voting and dispositive power with respect to all of the shares listed above with (i) Dr. Jeffery R. Jay, M.D., who is the senior managing member of Great Point, and (ii) Mr. David Kroin, who is special managing member of Great Point. Great Point Partners is the investment manager of Biomedical Value Fund, L.P., which owns 458,998 shares, and Biomedical Offshore Value Fund, Ltd., which owns 391,002 shares.

(6)	Based solely on information contained in a Schedule 13G dated January 16, 2008, Franklin Resources, Inc. has sole voting and dispositive power with respect to all of the shares listed above. Charles B. Johnson and Rupert H. Johnson, Jr., each of whom own in excess of 10% of the outstanding common stock of Franklin Resources, may be deemed to beneficially own all of the shares as a result of their ownership interests in Franklin Resources.

(7)	Includes 60,000 shares issuable upon exercise of options.

(8)	Includes (i) 46,667 shares issuable upon exercise of options and (ii) 1,925 shares of common stock held which are held by Mr. Harder jointly with his wife, 6,499 shares of common stock which are held by Mr. Harder in his individual retirement account and 1,000 shares of common stock which are held by Mr. Harder in his professional corporation.

(9)	Includes 55,000 shares issuable upon exercise of options.

(10)	Includes (i) 300 shares of common stock which are held by certain of Mr. Podolski’s family members and (ii) 391,986 shares of common stock issuable upon the exercise of options. Mr. Podolski disclaims beneficial ownership of the shares owned by his family members.

(11)	Includes 254,531 shares of common stock issuable upon the exercise of options.

(12)	Includes (i) 410 shares of common stock which are held by Dr. van As’ wife and (ii) 20,833 shares of common stock issuable upon the exercise of options.

(13)	Includes 172,825 shares of common stock issuable upon the exercise of options.
EQUITY COMPENSATION PLAN INFORMATION
     The following table provides information as of December 31, 2007, regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

			Number of securities remaining
	Number of securities to	Weighted-average	available for future issuance
	be issued upon exercise	exercise price of	under equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities shown in
Plan category	warrants and rights	warrants and rights	the first column)
Equity compensation plans approved by shareholders(1)	1,555,565	$4.70	435,744 (2)

Equity compensation plans not approved by shareholders	—	—	420,582 (3)

Total	1,555,565	$4.70	856,326 (2)

(1)	Consists of shares of common stock issued or remaining available for issuance under our 2000 Non-Employee Directors’ Stock Option Plan and our 2004 Stock Option Plan and issued under our Amended and Restated 1993 Employee and Consultant Stock Option Plan and our 1994 Employee and Consultant Stock Option Plan.

(2)	Consists of 356,326 shares remaining available for issuance under our 2004 Stock Option Plan and 79,418 shares remaining available for issuance under our 2000 Non-Employee Directors’ Stock Option Plan (not counting shares referenced in footnote 3 below).

(3)	Consists of 420,582 shares under our 2000 Non-Employee Directors’ Stock Option Plan that exceed the original base amount of 500,000 shares approved by our stockholders in 2000. It is our intention to seek stockholder approval for the grant of any options under this plan over the original 500,000 shares approved by our stockholders. These shares are available under this plan as a result of an evergreen provision included in such plan that automatically increases the number of shares available under such plan each year on the day after the annual meeting in such year by a number of shares equal to the greater of one-half percent of the outstanding shares of our common stock as of the end of the previous fiscal year; or that number of shares that could be issued under options granted under the plan during the prior 12 month period. Pursuant to Nasdaq requirements, we would be required to solicit stockholder approval to grant options to purchase the shares reflected in this amount.

PROPOSAL NUMBER 1:
ELECTION OF DIRECTORS
     Our board of directors has nominated and urges you to vote for the election of Joseph S. Podolski, our President and Chief Executive Officer, Louis Ploth, Jr., our Vice President, Business Development and Chief Financial Officer, Daniel F. Cain, Jean L. Fourcroy, M.D., Ph.D., M.P.H., Jeffrey R. Harder, Nola Masterson and David Poorvin, Ph.D., all of whom have been nominated to serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified. The chart below provides information regarding each nominee. Proxies solicited hereby will be voted for all nominees unless stockholders specify otherwise in their proxies.
     If, at the time of or prior to the annual meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the board of directors. The board of directors has no reason to believe that any substitute nominee or nominees will be required.
Nominees for Election as Directors
     The names of the nominees for election as directors, and certain additional information with respect to each of them, are set forth below.

			Year First
			Became
Name	Age	Position with Us	Director

Joseph S. Podolski	60	President and Chief Executive Officer and Director	1992

Louis Ploth, Jr.	54	Vice President, Business Development and Chief Financial Officer, Director and Secretary	2004

Daniel F. Cain	62	Chairman of the Board	2004

Jean L. Fourcroy, M.D., Ph.D., M.P.H.	77	Director	2004

Jeffrey R. Harder	55	Director	2005

Nola Masterson	61	Director	2004

David Poorvin, Ph.D.	61	Director	2004
     Joseph S. Podolski. Mr. Podolski has served as President and Chief Executive Officer and as a director since 1992. He joined us in 1989 as Vice President of Operations. Previously, Mr. Podolski spent twelve years in various engineering, product development and manufacturing positions at G.D. Searle, a subsidiary of Monsanto Company. Before joining Monsanto, Mr. Podolski held positions in manufacturing, engineering, quality control and development of fine chemicals, antibiotics, pharmaceuticals and hospital products with Abbott Laboratories, Dearborn Chemical Company and Baxter Pharmaceuticals. Mr. Podolski holds a B.S. degree in chemistry and a M.S. degree in chemical engineering from the Illinois Institute of Technology.
     Louis Ploth, Jr. Mr. Ploth has served as Chief Financial Officer, Vice President, Business Development and Secretary since January 2001. He has previously served as Vice President, Finance from March 1999 to January 2001, as Chief Financial Officer and Vice President, Business Development from 1993 to 1998, and as Chief Financial Officer from 1998 to March 1999, at which time he also served as General Manager of Fertility Technologies, Inc., our former subsidiary. Prior to joining us, Mr. Ploth was employed by Unisyn Technologies,

Inc. where he served concurrently as Chief Financial Officer and as Vice President of Finance and Administration. Prior to that, Mr. Ploth was Corporate Controller of Synbiotics Corporation. Mr. Ploth has over 25 years of corporate financial and business development experience, with over 22 years experience in the biotechnology industry. Mr. Ploth has a B.S. degree from Montclair State College.
     Daniel F. Cain. Mr. Cain was elected a director in 2004 and became Chairman of the Board in 2005. Since October 1994, Mr. Cain has provided consulting services for small businesses. Since May 2000, he has also served as acting chief executive officer of Wireless Medical, Inc., a Colorado-based medical device company. From 1969 to 1994, Mr. Cain held various positions with Miles Laboratories, Inc., Hexcel Corporation, Scripps-Miles, Inc., Synbiotics Corporation and Heska Corporation. Mr. Cain has 38 years of broad business experience including 28 years with medical companies. Sixteen of these years were with three different biotech startup companies, one of which he co-founded. Mr. Cain has held a wide variety of executive level management positions including chief executive officer, president and chief financial officer. Mr. Cain earned a B.S. degree from LeTourneau College and a M.B.A. degree from Indiana University.
     Jean L. Fourcroy, M.D., Ph.D., M.P.H. Dr. Fourcroy was elected a director in 2004. From 1988 to 2001, she was engaged as a Medical Officer with the U.S. Food and Drug Administration, or FDA. Since leaving the FDA, Dr. Fourcroy has been a consultant to the industry and a featured speaker and panel member in numerous meetings and symposia. Dr. Fourcroy is a member of the Board of Directors of the U.S. Anti-Doping Agency and is a Past President of the American Medical Women’s Association. Dr. Fourcroy is the recipient of a 1998 American Urological Association Presidential Citation Award, the 1999 Camille Mermod Award from the American Medical Women’s Association, and an Outstanding Service Award from the American Society of Andrology in April 2000. Dr. Fourcroy received her M.D. from the Medical College of Pennsylvania and her Ph.D. from the University of California at San Francisco. Her surgery and urology residencies were completed at George Washington University Medical Center with Board Certification in Urology. She received her Masters in Public Heath from the Medical College of Wisconsin.
     Jeffrey R. Harder. Mr. Harder was elected a director in 2005. Since April 2004, he has been a shareholder of Winstead PC, a Texas-based law firm, and is managing shareholder of the firm’s The Woodlands, Texas office and chairman of the firm’s Biotechnology Industry Group. From January 1999 to April 2004, he was the Managing Partner of The Woodlands, Texas office of Andrews Kurth LLP, an office he started for Andrews Kurth in 1993 to service the biotech companies located in The Woodlands. From July 1996 to July 1998, Mr. Harder was Vice President-Corporate Development and General Counsel of The ForeFront Group, Inc., a Nasdaq-traded company founded by Baylor College of Medicine to commercialize software for the scientific community. Mr. Harder has over 20 years of experience in representing biotech, life science and software companies, both public and private, as well as investors, venture capitalists, technology transfer departments and entrepreneurs engaged in commercializing inventions. He obtained his B.A. degree from Valparaiso University and his J.D. from the University of Illinois. In 2008, Mr. Harder was appointed to the National Council of the College of Business Administration of Valparaiso University.
     Nola Masterson. Ms. Masterson was elected a director in 2004. Since 1982, she has been the chief executive officer of Science Futures Inc., an investment and advisory firm. Ms. Masterson is currently Managing Member and General Partner of Science Futures LLC, I and II, which are venture capital funds invested in life science funds and companies. She is on the board of directors of Generex Biotechnology, Inc. (NasdaqCM: GNBT) located in Toronto, Canada. She serves on the audit committee and the compensation committee for Repros Therapeutics Inc. Ms. Masterson was the first biotechnology analyst on Wall Street, working with Drexel Burnham Lambert and Merrill Lynch, and is a co-founder of Sequenom, Inc., a genetic analysis company located in San Diego and Hamburg, Germany. She also started the BioTech Meeting in Laguna Nigel, CA, the annual Biopharmaceutical Conference in Europe, and was nominated to the 100 Irish American Business List in 2003. Ms. Masterson began her business career at Ames Company, a division of Bayer, and spent eight years at Millipore Corporation in sales and sales management. Ms. Masterson has 32 years of experience in the life science industry. She received her Masters in Biological Sciences from George Washington University, and continued Ph.D. work at the University of Florida.
     David Poorvin, Ph.D. Dr. Poorvin was elected a director in 2004. He is currently an Executive-in-Residence at Oxford Bioscience Partners, a venture capital company. Dr. Poorvin also is engaged in private consulting for biotech companies. At the end of 2003, Dr. Poorvin retired from Schering-Plough Corporation as

Vice President of their Business Development operations where he negotiated licenses, joint ventures and acquisitions of pharmaceutical products and research technologies. Dr. Poorvin’s 22-year career at Schering Plough included 14 years in Business Development as well as tenure as the Director of Clinical Research at Schering-Plough, a position he also held at Pfizer Pharmaceuticals from 1977 to 1981. He was responsible for several NDA programs and product approvals at both companies, including such drugs as Procardia and Imdur. Dr. Poorvin started his career in the pharmaceutical industry at Lederle Laboratories from 1973 to 1977, where he directed pre-clinical research in the cardiovascular area. Dr. Poorvin has over 33 years of experience in the pharmaceutical industry. He received his B.A. degree from Hunter College of the City University of New York and his Ph.D. from Rutgers University.
     The board of directors recommends that stockholders vote “FOR” the election of each of the above-named nominees, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

CORPORATE GOVERNANCE
Board Meetings
     Our operations are managed under the broad supervision of the board of directors, which has ultimate responsibility for the establishment and implementation of our general operating philosophy, objectives, goals and policies. Our board of directors is currently comprised of a majority of independent directors. The board of directors has determined that Drs. Fourcroy and Poorvin, Messrs. Cain and Harder and Ms. Masterson are “independent” as independence is defined under the listing standards for The Nasdaq Stock Market. The board based these determinations primarily on a review of the responses our directors provided to questions regarding employment and compensation history, affiliations and family and other relationships. During 2007, the board of directors convened on six occasions. All directors attended at least 75% of the meetings held by the board and any committee of the board on which he or she served during his or her tenure in 2007. Our current policy is to have our directors attend our annual meeting of stockholders. All of our directors were available at our 2007 annual meeting of stockholders.
Board Committees
     Pursuant to delegated authority, various board functions are discharged by the standing committees of the board. The board of directors has appointed three principal standing committees: the compensation and option committee, the nominating and corporate governance committee and the audit committee. Copies of the audit committee charter, the compensation and option committee charter and the nominating and corporate governance committee charter are available in the Corporate Governance section of our web site at http://www.reprosrx.com. The current members of the committees are identified in the following table:

		Compensation and	Nominating and
Director	Audit	Option	Corporate Governance

Daniel F. Cain	√(Chair)		√(Chair)
Jean L. Fourcroy, M.D., Ph.D., M.P.H.			√
Jeffrey R. Harder		√	√
Nola Masterson	√	√	√
David Poorvin, Ph.D.	√	√(Chair)	√
     Audit Committee. The audit committee, currently comprised of Mr. Cain, as chairman, Ms. Masterson and Dr. Poorvin, provides assistance to the board of directors in fulfilling its responsibilities relating to corporate accounting and reporting practices, recommends to the board of directors the engagement by us of our independent public accountants, approves services performed by our independent public accountants, including fee arrangements and the range of audit and non-audit services, maintains a direct line of communication between the board of directors and our independent public accountants and performs such other functions as may be prescribed with respect to audit committees under applicable rules, regulations and policies of The Nasdaq Stock Market. The audit committee also evaluates our system of internal controls, the internal audit function and other related areas. The audit committee holds a private executive session with our independent auditors following every audit committee meeting. This executive session excludes management and consultants. The audit committee meets quarterly and convened four times in 2007.
     As required by The Nasdaq Stock Market and Securities and Exchange Commission, or SEC, rules regarding audit committees, the board of directors has reviewed the qualifications of its audit committee and has determined that none of the current members of the audit committee have a relationship with us that might interfere with the exercise of their independence from us or management and has determined that each member of the audit committee is independent, as independence is defined in the listing standards for The Nasdaq Stock Market. The board of directors has determined that Mr. Cain, Chairman of the audit committee, is an audit committee financial expert as described in Item 401(h) of Regulation S-K.
     Compensation and Option Committee. The compensation and option committee, currently comprised of Mr. Harder, Ms. Masterson and Dr. Poorvin, who serves as chairman of the committee, establishes the compensation for our president and chief executive officer and vice president, business development and chief financial officer, including applicable bonus milestones and equity/option grants. The committee also may be involved or may approve, depending on the availability of the board of directors, grants of awards to other employees, may determine the terms and conditions provided for in each option grant, and may, as requested by our president and chief executive officer, review and recommend to the board of directors the amount of compensation to be paid to our officers. The compensation committee generally convenes on an as needed basis, and commencing in 2008 and thereafter, in connection with our regularly scheduled board meetings. The compensation and option committee met six times in 2007. The board of directors has determined that each member of the compensation and option committee is independent, as independence is defined in the listing standards for The Nasdaq Stock Market.
     Nominating and Corporate Governance Committee. The nominating and corporate governance committee is currently comprised of Drs. Fourcroy and Poorvin, Messrs. Cain and Harder and Ms. Masterson. The nominating and corporate governance committee investigates and makes recommendations to the board with respect to qualified candidates to be nominated for election to the board and reviews and makes recommendations to the board of directors with regard to candidates for directors nominated by stockholders in accordance with our bylaws. This committee also investigates and makes recommendations to the board with regard to all matters of corporate governance, including the structure, operation and evaluation of the board and its committees. The nominating and corporate governance committee met once during 2007. The board of directors has determined that each member of the nominating and corporate governance committee is independent, as independence is defined in the listing standards for The Nasdaq Stock Market.
     Executive Sessions of the Board of Directors. Our policy is to have non-management directors meet regularly in executive sessions following each of our regularly scheduled meetings of the board of directors in a calendar year. A non-management director is any director who is not an employee and does not include any director who is not independent as determined by the board of directors. Non-management directors presently consist of all current directors except Messrs. Podolski and Ploth. The non-management directors met a total of six times during calendar year 2007.
     Communications with Directors. Our security holders and other interested parties may communicate with any of our directors (including any presiding director or the non-management directors as a group) by mail to our Secretary, Repros Therapeutics Inc., 2408 Timberloch Place, Suite B-7, The Woodlands, Texas 77380. Such communications should specify the intended recipient or recipients. All such communications, other than commercial solicitations or communications, will be forwarded to the appropriate director or directors.
     Stockholder Nominations. The nominating and corporate governance committee will consider stockholder proposals for director nominees. In order to nominate a director at the annual meeting, a stockholder must follow the procedures set forth in Section 2.12 of our bylaws (available on our web site at http://www.reprosrx.com). In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time the stockholder gives notice of its recommendation and the stockholder must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to written notice delivered to our principal executive offices no less than 50 days nor more than 75 days prior to the date of the annual or special meeting at which directors are to be elected; provided, that if the date of the annual or special meeting was not publicly announced more than 65 days prior to the annual or special meeting, such notice by the stockholder will be timely if delivered to the Secretary no later than the close of business on the 15th day following the day on which such announcement of the date of the meeting was communicated to the stockholders.
     The stockholder notice must set forth the following:
     1. As to each person the stockholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, or the Exchange Act;
     2. The written consent to serve as a director if elected by each person nominated;
     3. Name and address of the stockholder as they appear on our books; and
     4. The class and number of shares of common stock beneficially owned by such stockholder.
     In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

     Nominating and Corporate Governance Committee Nominations. The nominating and corporate governance committee selects each nominee based on the nominee’s skills, achievements and experience. The following will be considered, among other things, in selecting candidates for the board of directors: knowledge, experience and skills in areas critical to understanding us and our business (including financial expertise); personal characteristics, such as integrity and judgment; and candidates’ commitments to the boards of other companies.
     When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, stockholders or others. While the committee has authority under its charter to retain a search firm for this purpose, no such firm was utilized in 2007. After conducting an initial evaluation of a potential candidate, the committee will interview that candidate if it believes such candidate might be suitable to be a director. The committee may also ask the candidate to meet with management. If the committee believes a candidate would be a valuable addition to the board of directors, it will recommend to the full board of directors that candidate’s election.
Code of Conduct and Ethics
     We have adopted a Code of Business Conduct and Ethics for directors, officers and employees and a Code of Ethics for Senior Financial Officers, which are available on the Corporate Governance section of our website at http://www.reprosrx.com. If any substantive amendments are made to either code, the nature of such amendment will be disclosed on our website. In addition, if a waiver from either code is granted to an executive officer, director or principal accounting officer, the nature of such waiver will be disclosed on our website.
Compensation Committee Interlocks and Insider Participation
     All members of the compensation and option committee are independent directors, and none of them are present or past employees of ours. No member of the compensation and option committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our board or compensation and option committee.

AUDIT COMMITTEE REPORT
     The audit committee is currently comprised of three directors who are independent, as defined by the standards of the Nasdaq Stock Market. The audit committee assists the board in overseeing matters relating to our accounting and financial reporting practices, the adequacy of our internal controls and the quality and integrity of our financial statements. In March 2004, the audit committee adopted, and the board of directors ratified, an audit committee charter, a copy of which is available on our web site at www.reprosrx.com in the Corporate Governance section.
     The audit committee met four times during the year ended December 31, 2007. The audit committee reviewed with management and the independent auditors the interim financial information included in our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2007 prior to their being filed with the SEC and reviewed in a meeting held in 2008 the financial information for the fiscal quarter and year ended December 31, 2007, as filed with our Form 10-K for the year ended December 31, 2007.
     The independent auditors provided the audit committee with a written statement describing all the relationships between us and our auditors that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The audit committee also discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.
     The audit committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees.”
     With and without management present, the audit committee discussed and reviewed the results of the independent auditors’ examination of our December 31, 2007 financial statements. The discussion included matters related to the conduct of the audit, such as the selection of and changes in significant accounting policies, the methods used to account for significant or unusual transactions, the effect of significant accounting policies in controversial or emerging areas, the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates, significant adjustments arising from the audit and disagreements, if any, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.
     The audit committee reviewed our audited financial statements as of and for the year ended December 31, 2007, and discussed them with management and the independent auditors. Based on such review and discussions, the audit committee recommended to the board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.
Nola Masterson
David Poorvin, Ph.D.
Daniel F. Cain, Chairman
     This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, or Securities Act, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.

COMPENSATION AND OPTION COMMITTEE REPORT
     The compensation and option committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2007 with management, and based on such reviews and discussions, the compensation and option committee recommended to the board, and the board has approved, that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.
     The foregoing report is given by the following members of the compensation and option committee:
Jeffrey R. Harder
Nola Masterson
David Poorvin, Ph.D., Chairman
     The report of the compensation and option committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS
Philosophy
     We have designed our compensation programs to attract and retain key employees, motivate all of our employees to be productive and reward our employees, officers and directors for exceptional performance. We have implemented different types of compensation programs to motivate performance both in the short-term and in the long-term, with the ultimate goal of long-term increased value for our stockholders.
     We believe that our executive compensation programs are essential to our ultimate success and also impact the environment of compensation for all employees. Executive compensation programs set the general level of expectations for our company and also demonstrate the types of goals we expect all employees to reach.
     In setting executive compensation, we first determine the goals that will ultimately make our company successful. Generally, for the past three years, our success has been dependent upon two key factors:
•	the successful continued clinical development of our two products, Proellex and Androxal; and

•	our ability to raise capital to allow us to continue such development.
     Because these are goals that are best measured over the long term, we believe that the most effective means of motivating our executives is by providing compensation that will reward long-term success with competitive short-term compensation being used to retain our key executives. We have utilized traditional long-term compensation programs, namely, stock option programs, to effectuate these goals.
Overview of Compensation and Process
     Our compensation programs consist of the following:
•	Base cash salary;

•	Cash bonuses;

•	Equity incentives;

•	General employee benefits (retirement, life and health insurance); and

•	Perquisites.
     The compensation and option committee is responsible for evaluating the performance of senior management, determining the compensation for our senior executive officers (Messrs. Podolski and Ploth) and for administering our incentive plans under which grants may be made to our employees. Base salaries for Messrs. Podolski and Ploth are usually determined at the meeting of the compensation and option committee held following the end of a fiscal year. At this meeting, the committee usually determines how any potential bonuses will be paid and reviews the base salary compensation, bonus payments and level of equity compensation for all such senior officers. The committee also reviews on an annual basis the equity compensation levels of all of our other officers and employees.
     In determining the level and composition of compensation of each of Messrs. Podolski and Ploth, the compensation and option committee takes into account various qualitative and quantitative indicators of corporate and individual performance. In recent years, the committee has relied on the level of compensation at peer group companies to assist in determining the level of compensation for them. The committee considers its peer group to be companies in the biotechnology industries that are of a similar market capitalization and size, including number of employees, number of developmental products, stage of development of pipeline, commercial potential of pipeline products and geographic location. As determined by the committee, our peer group during 2007 consisted of the following companies: (i) ARIAD Pharmaceuticals, Inc.; (ii) Atherogenics, Inc.; (iii) Cypress Bioscience, Inc.; (iv) DYAX Corp.; (v) EntreMed, Inc.; (vi) EPIX Pharmaceuticals, Inc.; (vii) Geron Corporation; (viii) Immunomedics, Inc.; (ix) Maxygen, Inc.; (x) Pharmacopeia, Inc.; and (xi) Pharmacyclics, Inc.

     In addition to reviewing public information databases and publicly available information from peer companies, the compensation and option committee used two independent, private surveys of executive compensation in the biotech industry in formulating its recommendations for competitive executive compensation. As stated before, because we are developing technologies and have no current approved drugs, the use of certain traditional performance standards (e.g., profitability and return on equity) is not appropriate in evaluating the performance of our executive officers. In addition, the committee recognizes performance and achievements that are more difficult to quantify, such as the successful supervision of major corporate projects and demonstrated leadership ability. The chief executive officer usually establishes the level of compensation of Drs. van As and Wiehle, and the compensation and option committee meets with Messrs. Podolski and Ploth concerning their compensation, and makes its final determination of the appropriate compensation amounts for each of them.
     Section 162(m) of the Internal Revenue Code of 1986, or the Code, places a $1 million annual cap on the deductible compensation that can be paid to certain executives of publicly-traded corporations. Amounts that qualify as “performance based” compensation under Section 162(m)(4)(c) of the Code are exempt from the cap and do not count toward the $1 million limit. Generally, stock options will qualify as performance based compensation. The committee has discussed and considered and will continue to evaluate the potential impact of Section 162(m) on us in making compensation determinations, but has not established a set policy with respect to future compensation determinations.

SUMMARY COMPENSATION TABLE
     The following table presents summary information regarding the compensation of each of Joseph S. Podolski, our president and chief executive officer, Louis Ploth, Jr., our vice president, business development and chief financial officer, Andre van As, Ph.D., our senior vice president for clinical and regulatory and chief medical officer, and Ronald Wiehle, Ph.D., our vice president for research and development, for the year ended December 31, 2007. We have entered into employment agreements with each of Messrs. Podolski and Ploth and Dr. van As, and the material terms of those employment agreements are described below.
     Based on the summary compensation information provided below, “Salary” accounted for approximately 63% and “Bonus” accounted for approximately 4% of the total compensation paid to the named executive officers for 2007.

							Change in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary	Bonus(1)	Awards	Awards(2)	Compensation	Earnings	Compensation		Total
Joseph S. Podolski	2007	$353,903	$18,579	—	$199,995	—	—	$33,677	(3)	$606,154
President and CEO	2006	$330,750	$98,398	—	$176,981	—	—	$30,501	(4)	$636,630

Louis Ploth, Jr.	2007	$224,138	$44,827	—	$86,246	—	—	$23,288	(5)	$378,499
CFO & VP, Business Development	2006	$209,475	$52,369	—	$99,116	—	—	$22,003	(6)	$382,963

Andre van As, Ph.D.	2007	$261,000	—	—	$78,000	—	—	—		$339,000
CMO & SVP, Clinical. & Regulatory	2006	$10,875	—	—	$3,250	—	—	—		$14,125

Ronald Wiehle, Ph.D.(7)	2007	$150,000	—	—	$79,537	—	—	$21,153	(8)	$250,690
VP, Research and Development

(1)	Paid in 2008 for services performed in 2007.

(2)	Based on the assumptions set forth in Note 2 to our Notes to Condensed Consolidated Financial Statements set forth in our annual report on Form 10-K for the year ended December 31, 2007 related to calculation of value of stock based compensation under FAS 123(R).

(3)	This amount is comprised of $16,653 paid by us on behalf of Mr. Podolski for health benefits, $11,024 in contributions made by us on behalf of Mr. Podolski in a simple IRA and $6,000 for a car allowance.

(4)	This amount is comprised of $14,547 paid by us on behalf of Mr. Podolski for health benefits, $9,954 in contributions made by us on behalf of Mr. Podolski in a simple IRA and $6,000 for a car allowance.

(5)	This amount is comprised of $15,833 paid by us on behalf of Mr. Ploth for health benefits and $7,455 in contributions made by us on behalf of Mr. Ploth in a simple IRA.

(6)	This amount is comprised of $15,096 paid by us on behalf of Mr. Ploth for health benefits and $6,907 in contributions made by us on behalf of Mr. Ploth in a simple IRA.

(7)	Dr. Wiehle was promoted to Vice President, R&D, on January 4, 2007 at a base salary of $150,000.

(8)	This amount is comprised of $16,653 paid by us on behalf of Dr. Wiehle for health benefits and $4,500 in contributions made by us on behalf of Dr. Wiehle in a simple IRA.
Base Salary
     The Board of Directors initially approves the hiring and promotion of any executive officer of the Company, including his compensation and option package. Compensation for Messrs. Podolski and Ploth is reviewed on an annual basis by the compensation and option committee, while the compensation for the other two named executive officers is determined by our president and CEO. We have employment agreements with Messrs. Podolski and Ploth and Dr. van As which provide for current annual salaries of $424,684, $268,966 and $261,000, respectively. The current annual salary for Dr. Wiehle has been set at $150,000. The agreements for Messrs.

Podolski and Ploth provide that we will pay an annual incentive bonus as may be approved by the board of directors (which has been delegated to the compensation and option committee) in an amount not in excess of 35% and 25% of base salary, respectively. Each of our executive officers are entitled to participate in all employee benefit plans that we sponsor. All of our employment agreements provide that base compensation is subject to review or reconsideration at least annually.
     When establishing or reviewing base compensation levels for each of Mr. Podolski and Mr. Ploth, the compensation and option committee, in accordance with its general compensation policy, considers numerous factors, including:
•	the responsibilities relevant to the position;

•	the qualifications of the executive and the relevant experience of the particular individual;

•	strategic goals for which the executive has responsibility; and

•	compensation levels of peer group companies (as discussed under “Compensation Discussion and Analysis — Overview of Compensation and Process” above) who compete with us for business, scientific and executive talents.
     No pre-determined weights are given to any one of such factors. The compensation and option committee reviewed comparable peer group companies compensation for executive officers, during 2007, and determined that our salary levels for our two key executive officers were somewhat below the median level. As a result, effective March 31, 2008, each of Messrs. Podolski and Ploth were awarded a twenty percent (20%) increase in their base salary, retroactive to January 1, 2008, in order to make them comparable to our peer group companies.
Bonus
     In addition to each of Mr. Podolski’s and Ploth’s base compensation, the committee may award cash bonuses and may grant awards under our incentive plans depending on the extent to which certain defined personal and corporate performance goals are achieved. Messrs. Podolski and Ploth, have a maximum bonus target percentage specified in their employment contracts (35% and 25%, respectively). Each year, the compensation and option committee meets with Messrs. Podolski and Ploth to establish suitable incentive milestones for each of them according to our needs and their particular job responsibilities. For calendar years 2006 and 2007, the compensation and option committee established applicable value weights or percentages for each particular milestone, for purposes of earning their bonus target. The compensation and option committee then meets promptly after the end of the calendar year to review the performance of the two executives and make a recommendation as to the achievement of such milestone targets.
     For 2007, the compensation and option committee determined that Mr. Podolski earned a bonus of fifteen percent (15%) of the maximum 35% bonus amount, and that Mr. Ploth earned a bonus of eighty percent (80%) of his maximum 25% bonus amount, or $18,579 and $44,827 each, respectively. The bonuses paid to Mr. Podolski and Mr. Ploth represented 3.1% and 11.8%, respectively, of the total amount of compensation earned in 2007.
     For calendar year 2008, the compensation and option committee, after a review of comparable peer companies, determined that assigning specific value weights for each milestone was not optimum and that occasions may arise during the year that could cause the milestone target to need to be changed mid-year. Milestone targets were identified for the two executives which are tied closely to major corporate objectives for calendar year 2008, but no milestone was assigned any particular weighting. The committee determined that bonus payout will be based in part on the specific milestone objectives as well as on each executive’s performance of management duties and leadership efforts. The committee will use its subjective assessment of individual performances during 2008 to establish final bonus amounts, and will review the goals and objectives periodically during 2008 as needed to adjust and align incentives with changes to corporate goals and strategies should such be necessary.
Perquisites
     We generally do not grant perquisites as compensation to our officers or employees. However, we have traditionally provided $6,000 per year to our chief executive officer as a car allowance, and we have continued this practice through 2007. We match employee contributions to a simple IRA on a dollar for dollar basis up to 3% of salary and bonus. These contributions are available to all employees. In addition, we provide health, dental, vision, life and disability insurance benefits to all of our employees.
Stock Option and Equity Compensation
     All of our employees, including executive officers, are eligible to receive long-term stock-based incentive awards under our 2004 Stock Option Plan as a means of providing such individuals with a continuing proprietary interest. Such grants further the mutuality of interest between our employees and our stockholders by providing significant incentives for such employees to achieve and maintain high levels of performance. Our stock option plan enhances our ability to attract and retain the services of qualified individuals. We consider this plan to be the primary means of providing equity long-term compensation to our employees and officers. The compensation and option committee, which acts as administrator of this plan, considers several factors in determining whether such awards are granted to an executive officer, including the following:
•	the executive officer’s position and his or her performance and responsibilities;

•	the amount of stock options, if any, currently held by the officer;

•	the vesting schedules of any such options;

•	the executive officer’s other compensation; and

•	similar equity percentages of peer companies.
     While the compensation and option committee does not adhere to any firmly established formulas or schedules for the issuance of awards such as options or restricted stock, the committee will generally tailor the terms of any such grant to achieve its goal as a long-term incentive award by providing for a vesting schedule encompassing several years or tying vesting to particular corporate or personal milestones, particularly milestones related to the two key factors mentioned under “Compensation Discussion and Analysis — Philosophy” above: drug development and fund raising.
     During 2007, we granted options to purchase 116,000 shares to all of our employees and officers, which represented 1% of our outstanding common stock and of such amount, we granted options to purchase 90,000 shares to our executive officers, representing 78% of the total number of shares granted to our employees and officers.

GRANTS OF PLAN-BASED AWARDS
     The following table presents each grant of stock options in 2007 to the individuals named in the summary compensation table. There were no estimated future payouts to report under either non-equity or equity incentive plan awards:

		All Other Stock	All Other Option
		Awards: No. of	Awards: No. of	Exercise or Base
		Shares of Stock or	Securities	Price of Option	Closing Price of	Grant Date Fair Value
Name	Grant Date	Units	Underlying Options	Awards	Stock on Grant Date	of Option Awards

Joseph S. Podolski,	1/8/2007	—	50,000	$12.26	$12.26	$473,500	(1)
President & CEO

Louis Ploth, Jr.,	1/8/2007	—	20,000	$12.26	$12.26	$189,400	(1)
VP Business Development & CFO

Andre van As,	—	—	—	—	—	—
Ph.D., Sr. VP & CMO

Ronald Wiehle,	1/4/2007	—	20,000 (2)	$12.24	$12.24	$189,000	(1)
Ph.D., VP R&D

(1)	Based on the assumptions set forth in Note 2 to our Notes to Condensed Consolidated Financial Statements set forth in our annual report on Form 10-K for the year ended December 31, 2007 related to calculation of value of stock-based compensation under FAS 123(R).

(2)	Dr. Wiehle was promoted to Vice President of Research and Development on January 4, 2007 and was granted an option to purchase 20,000 shares of our common stock on such date as part of his revised compensation package. The option’s exercise price is the closing price of our common stock on such date as reported by the Nasdaq Global Market. This option vests in equal quarterly installments over a three year period and will remain exercisable for ten years, subject to continued employment.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
     The following table presents information about unexercised options that were held by each of the individuals listed in the summary compensation table as of December 31, 2007. None of the individuals listed in the summary compensation table hold any stock awards.

	Number of	Number of	Equity Incentive
	Securities	Securities	Plan Awards: No. of
	Underlying	Underlying	Securities
	Unexercised	Unexercised	Underlying
	Options	Options	Unexercised	Option Exercise	Option Expiration
	Exercisable	Unexercisable	Unearned Options	Price	Date

Joseph S. Podolski,	35,000	—	—	$2.94	10/18/09
President & CEO

	25,000	—	—	$3.15	09/20/11

	50,000	—	—	$4.34	03/20/12

	—	225,000 (1)	—	$4.34	03/20/12

	214,305	—	—	$2.72	03/29/14

	46,848 (2)	—	—	$2.72	03/29/14

	12,500	37,500 (3)		$12.26	01/08/17

Louis Ploth, Jr.,	5,000	—	—	$20.38	06/25/08
VP Business Development & CFO

	10,000	—	—	$29.00	03/12/09

	20,000	—	—	$2.94	10/18/09

	20,000	—	—	$3.47	09/29/10

	20,000	—	—	$2.72	05/23/11

	10,000	—	—	$3.15	09/20/11

	144,458	—	—	$2.72	03/29/14

	16,740 (2)	—	—	$2.72	03/29/14

	5,000	15,000 (4)	—	$12.26	01/08/17

Andre van As,	16,667	33,333 (5)	—	$6.17	12/16/16
Ph.D., Sr. VP & CMO

Ronald Wiehle,	4,000	—	—	$3.47	09/29/10
Ph.D., VP, R&D

	1,000	—	—	$18.19	02/01/11

	4,000	—	—	$33.25	02/01/11

	25,000	—	—	$3.15	09/20/11

Number of	Number of	Equity Incentive
Securities	Securities	Plan Awards: No. of
Underlying	Underlying	Securities
Unexercised	Unexercised	Underlying
Options	Options	Unexercised	Option Exercise	Option Expiration
Exercisable	Unexercisable	Unearned Options	Price	Date
27,362	—	—	$2.72	03/29/14

17,139	—	—	$2.72	03/29/14

75,988	—	—	$2.72	03/29/14

10,003	—	—	$2.72	03/29/14

5,000	15,000 (6)	—	$12.24	01/04/17

(1)	All of the shares under this option will vest in March 2012 or upon a change of control.

(2)	Pursuant to these performance-based option awards, Messrs. Podolski and Ploth were originally awarded options to purchase 58,561 shares and 20,925 shares, respectively, of our common stock. As a result of earning some but not all of the milestones under these awards, Messrs. Podolski and Ploth vested in 46,848 shares and 16,740 shares, respectively, and the remainder under each award expired.

(3)	The shares underlying this option vest in equal quarterly installments over a three year period. The first installment of 4,167 shares vested on April 8, 2007 and the remainder vests quarterly thereafter.

(4)	The shares underlying this option vest in equal quarterly installments over a three year period. The first installment of 1,667 shares vested on April 8, 2007 and the remainder vests quarterly thereafter.

(5)	The shares underlying this option vest in equal quarterly installments over a three year period. The first installment of 4,167 shares vested on March 16, 2007 and the remainder vests quarterly thereafter.

(6)	The shares underlying this option vest in equal quarterly installments over a three year period. The first installment of 1,667 shares vested on April 4, 2007 and the remainder vests annually thereafter.
Options Exercised and Stock Vested
     None of our named executive officers exercised any of their exercisable options during fiscal 2007 nor did any of our named executive officers vest in any stock awards during fiscal 2007.
Post-Employment Compensation
     Mr. Podolski’s employment agreement provides for automatic annual renewals each January unless terminated in writing by either party. If terminated for reasons other than cause, Mr. Podolski is entitled to receive his annual base salary and certain employment benefits for 1 year following termination. In addition, he is entitled to the following severance payments in the event he is terminated without cause or resigns for good reason within 12 months following a change of control: a cash lump sum payment equal to the present value of the aggregate amount of payments set forth below, in which the present value is determined as of the closing date of the change of control transaction (as if he was terminated or had resigned on such date). Mr. Podolski has agreed to defer payment of such amount, and in lieu of such lump sum payment, he will receive the payments listed in the following table. All of the payments listed below, other than the first payment made at the closing of a change of control, would be made out of an irrevocable Rabbi Trust which would be funded by us immediately prior to the closing of a change of control transaction:

Amount of payment	Payment due date
Current annual base salary	On the closing of the change of control transaction
$150,000	1st anniversary after closing
$150,000	2nd anniversary after closing
$150,000	3rd anniversary after closing
$150,000	4th anniversary after closing
$125,000	5th anniversary after closing
$75,000	6th anniversary after closing
     Finally, Mr. Podolski is entitled to acceleration of all unvested options and an extension of the period of exercisability of his options for a 2 year period following the closing of a change of control transaction and is entitled to receive benefits coverage for a period of 12 months following his termination.
     Mr. Ploth’s employment agreement expires in December 2008 with automatic annual renewals unless otherwise terminated by either party. If terminated for reasons other than cause, Mr. Ploth is entitled to salary and certain employment benefits for 12 months following termination. In addition, he is entitled to the following severance payments in the event he is terminated without cause or resigns for good reason within 12 months following a change of control: a cash lump sum payment equal to the present value of the aggregate amount of payments set forth below, in which the present value is determined as of the closing date of the change of control transaction (as if he was terminated or had resigned on such date). Mr. Ploth has agreed to defer payment of such amount, and in lieu of such lump sum payment, he will receive the payments listed in the following table. All of the payments listed below, other than the first payment made at the closing of a change of control, would be made out of an irrevocable Rabbi Trust which would be funded by us immediately prior to the closing of a change of control transaction:

Amount of payment	Payment due date
Current annual base salary	On the closing of the change of control transaction
$75,000	1st anniversary after closing
$75,000	2nd anniversary after closing
$75,000	3rd anniversary after closing
$75,000	4th anniversary after closing
$62,500	5th anniversary after closing
$37,500	6th anniversary after closing
     Finally, Mr. Ploth is entitled to acceleration of all unvested options and an extension of the period of exercisability of his options for a 2 year period following the closing of a change of control transaction and is entitled to receive benefits coverage for a period of 12 months following his termination.
     Dr. van As’ employment agreement expires in March 2008 with automatic annual renewals unless otherwise terminated by either party. If terminated for reasons other than cause, Dr. van As is entitled to salary and certain employment benefits for six months following termination. Dr. van As is also entitled to acceleration of all unvested options and an extension of the period of exercisability of his options for a 2 year period following the closing of a change of control transaction.
     For purposes of the previous descriptions, the term “cause” means: (i) the conviction of such officer by a court of competent jurisdiction of a crime involving moral turpitude; (ii) the commission, or attempted commission, on us by such officer of an act of fraud; (iii) the misappropriation, or attempted misappropriation, by such officer of any of our funds or property; (iv) the continued and unreasonable failure by such officer to perform in any material respect his obligations under the terms of his employment agreement; (v) the knowing engagement by such officer, without the written approval of the board of directors, in any direct, material conflict of interest without compliance with our conflict of interest policy; (vi) the knowing engagement by such officer, without the written approval of the board of directors, in any activity which competes with our business or which would result in a material injury to us; or (vii) the knowing engagement by such officer in any activity that would constitute a material violation of the provisions of our insider trading policy or business ethics policy then in effect. The term “good reason” as used hereunder means a material diminution in the title, powers, duties, responsibilities or functions of such officer within one year following the occurrence of a change of control.

DIRECTOR COMPENSATION
     The following table presents summary information for the year ended December 31, 2007 regarding the compensation of the non-employee members of our board of directors.

						Change in Pension
						Value and
						Nonqualified
	Fees Earned				Non-Equity	Deferred
	or Paid in			Option	Incentive Plan	Compensation	All Other
Name	Cash(1)		Stock Awards	Awards(2)	Compensation	Earnings	Compensation	Total
Daniel F. Cain	$62,500	(3)	—	$46,550	—	—	—	$109,050
Jean L. Fourcroy	$22,000	(4)	—	$46,550	—	—	$2,500 (4)	$71,050
Jeffrey R. Harder	$29,875	(5)	—	$46,550	—	—	—	$76,425
Nola Masterson	$34,500	(6)	—	$46,550	—	—	—	$81,050
David Poorvin	$37,750	(7)	—	$46,550	—	—	—	$84,300

(1)	Except as otherwise indicated, all of the amounts in this column reflect cash fees paid to or earned by our non-employee directors for attending board or committee meetings during fiscal 2007.

(2)	The amounts set forth in this column reflect the value attributed to the option awards granted to our non-employee directors during 2007 as determined under FAS 123(R). All of our non-employee directors received an annual grant of an option to purchase 5,000 shares of our common stock at our annual meeting held on May 15, 2007 which was the only grant received by such directors during 2007. Mr. Cain opted to be paid his Chairman’s fee in cash instead of receiving an option to purchase 10,000 shares of our common stock. The following table reflects the aggregate number of outstanding options (including unexercisable options) held by our non-employee directors as of December 31, 2007:

Director	Number of shares underlying outstanding options
Daniel F. Cain	60,000
Jean L. Fourcroy	60,000
Jeffrey R. Harder	50,000
Nola Masterson	55,000
David Poorvin	55,000

(3)	Includes a $25,000 stipend paid to Mr. Cain for his service as Chairman in lieu of the option described in footnote 2 above.

(4)	Includes $2,500 paid to Dr. Fourcroy for her regulatory consulting in our clinical development program.

(5)	Includes $1,875 in fees earned during 2006 but paid in 2007.

(6)	Includes $2,375 in fees earned during 2006 but paid in 2007.

(7)	Includes $2,750 in fees earned during 2006 but paid in 2007.
Overview of Compensation and Procedures
     We annually review the level of compensation paid to our non-employee directors. In determining the level of compensation for our non-employee directors, we have historically obtained data from a number of different sources, including:
•	Publicly available peer group information; and

•	Independent private surveys of non-executive director compensation in the biotechnology community.
     Employee directors do not receive additional compensation for service on the board of directors or its committees. We reimburse each non-employee director for travel expenses incurred in connection with attendance at board meetings. Each non-employee director is paid a $10,000 annual retainer for service on the board, payable quarterly in advance. For regular board and committee meetings attended in person or telephonically, non-employee directors currently receive $2,000 per meeting in cash. Chairpersons of committees receive $3,000 per meeting. Non-regular meetings are compensated at the rate of $250 per hour with a minimum compensation of two hours per meeting. Employee directors are eligible to participate in the 2004 Stock Option Plan. Non-employee directors are entitled to participate in the 2000 Non-Employee Directors’ Stock Option Plan and the 2004 Stock Option Plan.
     Under the director plan, (i) each non-employee director who is first elected to the board is entitled to receive an option to purchase 40,000 shares of common stock on the date on which he or she first becomes a non-employee director, vesting quarterly over three (3) years, and (ii) each non-employee director in office immediately after each subsequent annual meeting of stockholders will receive an option to purchase 5,000 shares of common stock, vesting over twelve (12) months, effective on such date. Additionally under the director plan, the Chairman of the Board (if a non-employee) who is first elected to the board is entitled to receive an option to purchase 10,000 shares of common stock on the date on which he or she first becomes Chairman, and the Chairman (if a non-employee) in office immediately after each subsequent annual meeting of stockholders will receive an option to purchase 10,000 shares of common stock effective on such date or, at the election of the Chairman, an annual $25,000 stipend paid monthly. Daniel Cain currently serves as the Chairman of the Board. Under our director plan, directors may elect to receive $2,000 of their cash fee for payment in shares of our common stock or an option to purchase shares of our common stock.
     During 2007, we paid an aggregate of $189,125 to our non-employee directors. We granted options to purchase an aggregate of 25,000 shares of common stock to non-employee directors during 2007 pursuant to automatic grants under the director plan.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Jeffrey R. Harder, a director, is a shareholder of Winstead PC, a law firm that has provided services to us since April 2004. Our fee arrangement with Winstead PC is negotiated on a similar basis as arrangements with other outside legal counsel and is subject to similar terms and conditions. The fees that we pay to Winstead PC are comparable to those that we pay to other law firms for similar services. Our board has reviewed this arrangement and determined that it is not material to Mr. Harder. We paid $256,000 in legal fees to Winstead in 2007, which was less than 5% of the firm’s gross revenues for 2007.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4, and 5) of common stock with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all such forms that they file.
     To our knowledge, based solely on our review of the copies of such reports received by us and on written representations by certain reporting persons that no reports on Form 5 were required, we believe that during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were complied with in a timely manner with the following exceptions: (i) all of our non-employee directors filed the Form 4 relating to their annual option grant one day late; and (ii) Efficacy Capital, Ltd. filed the Form 4 late with respect to its acquisitions between October 17, 2007 and October 25, 2007.

PROPOSAL NUMBER 2:
RATIFICATION AND APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The board of directors has appointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform an integrated audit of our financial statements for the fiscal year ending December 31, 2008 and the effectiveness of our internal control over financial reporting as of December 31, 2008, subject to ratification by our stockholders. We anticipate that representatives of PricewaterhouseCoopers LLP will not be present at the annual meeting. However, we anticipate that representatives of PricewaterhouseCoopers LLP will be available telephonically and will have an opportunity to make a statement, if they desire to do so, and will also be available to respond to appropriate questions from stockholders attending the annual meeting.
Fees Paid to Registered Independent Public Accounting Firm
     The following table sets forth the aggregate fees billed to us by our registered independent public accounting firm, PricewaterhouseCoopers LLP, for fiscal years ended December 31, 2007 and 2006 respectively:

	2007	2006
Audit Fees	$278,366	$215,194
Audit Related Fees	—	0
Tax Fees	6,000	6,000
All Other Fees	—	0

Total Fees	$284,366	$221,194

     Audit fees for 2006 included $28,581 for services related to our filing of a shelf registration statement. Audit fees for 2007 included $111,327 for services related to our public offering completed in February 2007. The services provided under the caption “Tax Fees” for 2007 and 2006 relate to certain compliance related services and tax advice to us. The audit committee considered whether the provision of the services related to the shelf registration statement and those reflected under “Tax Fees” above might have affected PricewaterhouseCoopers’ independence with respect to their audit of our financial statements, and the audit committee believes that such services did not affect, and were compatible with, PricewaterhouseCoopers’ independence.
Audit Committee Pre-Approval Policies and Procedures
     The audit committee’s policy provides that our independent registered public accounting firm, or the Audit Firm, may provide only those services pre-approved by the audit committee or its designated subcommittee. The audit committee annually reviews and pre-approves the audit, review, attest and permitted non-audit services to be provided during the next audit cycle by the Audit Firm. To the extent practicable, at the same meeting the audit committee also reviews and approves a budget for each of such services. The term of any such pre-approval is for the period of the annual audit cycle, unless the audit committee specifically provides for a different period.
     Services proposed to be provided by the Audit Firm that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the audit committee or its designated subcommittee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the audit committee or its designated subcommittee.
     All requests or applications for the Audit Firm to provide services to us must be submitted to the audit committee or its designated subcommittee by the Audit Firm and the chief financial officer and must include a joint statement as to whether, in their view, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence. It is our policy that if any of our employees or any representative of the Audit Firm becomes aware that any services are being, or have been, provided by the Audit Firm to us without the requisite pre-approval, such individual must immediately notify the chief financial officer, who must promptly notify the chairman of the audit committee and appropriate members of senior management so that prompt action may be taken to the extent deemed necessary or advisable.
     The audit committee may form and delegate to a subcommittee composed of one or more of its members, the authority to grant specific pre-approvals under its policy with respect to audit, review, attest and permitted non-

audit services, provided that any such grant of pre-approval shall be reported to the full audit committee no later than its next scheduled meeting. The audit committee may not delegate to management its responsibilities to pre-approve services performed by the Audit Firm.
     The board of directors recommends that stockholders vote “FOR” ratification and approval of the appointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm for the fiscal year ended December 31, 2008, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.
PROPOSALS OF STOCKHOLDERS
     Proposals of stockholders to be presented at the annual meeting of stockholders to be held in 2009 must be received at the office of our Secretary no later than December 12, 2008 in order to be included in our proxy statement and form of proxy relating to that meeting.
     Pursuant to our bylaws, a stockholder that intends to present business at the 2009 annual meeting and has not submitted such proposal by the date set forth above must notify our Secretary by March 25, 2009. If such notice is received after March 25, 2009, then the notice will be considered untimely, and we will not be required to present such business at the 2009 annual meeting.
     All proposals must comply with applicable SEC regulations and our bylaws as amended to date.
FINANCIAL INFORMATION
     Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 is being furnished with this proxy statement to stockholders of record on the record date. The Form 10-K does not constitute a part of this proxy statement or the proxy solicitation material.

By Order of the Board of Directors
/s/ Louis Ploth, Jr.
Louis Ploth, Jr.
Secretary

April 11, 2008
The Woodlands, Texas

PROXY —REPROS THERAPEUTICS INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Joseph S. Podolski and Louis Ploth, Jr. or their designees as proxies to represent the undersigned at the Annual Meeting of Stockholders to be held at the Marriott New York East Side Hotel, 525 Lexington Avenue, New York, New York, May 14, 2008, at 1:00 p.m. Eastern Daylight Time, and any adjournments thereof, and to vote the shares of stock the undersigned would be entitled to vote if personally present, as indicated below.
The shares of stock represented by this proxy will be voted as directed. If no contrary instruction is given, the shares will be voted FOR the election of the nominees for director and FOR ratification of PricewaterhouseCoopers LLP as the Company’s registered independent public accounting firm.
Please vote, sign, date and return this proxy card promptly using the enclosed envelope.
(Continued and to be voted on reverse side.)
REPROS THERAPEUTICS INC.
☐   Mark this box with an X if you have made changes to your name or address details above.
ANNUAL MEETING PROXY CARD
A. ELECTION OF DIRECTORS
1. The Board of Directors recommends a vote FOR the listed nominees:

	FOR	WITHHOLD
01 — Joseph S. Podolski	☐	☐
02 — Louis Ploth, Jr.	☐	☐
03 — Daniel F. Cain	☐	☐
04 — Jean L. Fourcroy, M.D., Ph.D., M.P.H.	☐	☐
05 — Jeffrey R. Harder	☐	☐
06 — Nola Masterson, M.S.	☐	☐
07 — David Poorvin, Ph.D.	☐	☐
B. PROPOSALS
The Board of Directors recommends a vote FOR the following proposal:
2. To ratify the election of PricewaterhouseCoopers LLP as the Company’s registered independent public accounting firm for the fiscal year ended December 31, 2008.

FOR	AGAINST	ABSTAIN
☐	☐	☐

C. AUTHORIZED SIGNATURES — SIGN HERE — THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box

Date (mm/dd/yyyy)